Exhibit 5.1

Opinion of Akerman Senterfitt

regarding the legality of the common stock being registered

July 18, 2003

Aphton Corporation

80 S.W. Eighth Street

Miami, FL 33130

Ladies and Gentlemen:

Aphton Corporation, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3, Registration No. 333-106611 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the sale from time to time by the selling stockholder of up to 4,550,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share, which consists of (i) 2,000,000 shares issuable upon conversion of the $5 million senior convertible note issued to the selling stockholder on June 12, 2003 (the “Note”); (ii) 360,000 shares issuable upon exercise of the warrant issued to the selling stockholder on June 12, 2003 (the “Warrant”); (iii) additional shares in the event that the price adjustment provisions are triggered to lower the conversion price of the Note and/or the exercise price of the Warrant; and (iv) additional shares that may be issued by the Company to the selling stockholder as interest shares on the Note. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the Registration Statement, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended; (2) the Securities Purchase Agreement, dated as of March 31, 2003, among the Company, SF Capital Partners Ltd., Heartland Group, Inc. and Smith Barney Fundamental Value Fund Inc.; (3) the Registration Rights Agreement, dated as of March 31, 2003, among the Company, SF Capital Partners Ltd., Heartland Group, Inc. and Smith Barney Fundamental Value Fund Inc.; (4) the Note; (5) the Warrant; and (6) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued (and, in the case of the shares issuable upon the exercise of the Warrant, against payment of the exercise price as provided for therein, if the selling stockholder does not avail itself of the cashless exercise provision contained therein), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

AKERMAN SENTERFITT

/s/ Akerman Senterfitt